Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 6, 2011

among

TITAN PRIVATE HOLDINGS I, LLC,

TITAN PRIVATE ACQUISITION CORP.

and

TEKELEC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 6, 2011 among Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”), Titan Private Acquisition Corp., a California corporation and a direct or indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and Tekelec, a California corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Guarantor (as defined below) is entering into a Limited Guarantee (as defined below) in favor of the Company with respect to certain of Parent’s and Merger Subsidiary’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal (other than an offer or proposal by Merger Subsidiary or Parent) relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the equity or voting securities of the Company, (B) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of the equity or voting securities of the Company, or (C) a sale of assets equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenue or earnings on a consolidated basis are attributable, or a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose business, individually or in the aggregate, constitutes 20% or more of the consolidated assets, consolidated revenues or consolidated earnings of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule,

regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“California Law” means the General Corporation Law of the State of California, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2011.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of July 1, 2011 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means July 1, 2011.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and includes all Intellectual Property listed on Section 4.17 of the Company Disclosure Schedule.

“Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing.

“Company Restricted Stock Unit” means each outstanding restricted stock unit (whether subject to time-vesting or performance-vesting conditions) under the Stock Plans representing the right to receive a share of Company Common Stock.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license, note, bond, mortgage, indenture, debenture or deed of trust.

“DOJ” means the United States Department of Justice.

“Environmental Law” means any Applicable Law relating to (i) the control of any potential Hazardous Substance or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) the environment or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitment and any joinder agreements or credit agreements relating thereto.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, executive, judicial, legislative, police, taxing or administrative authority, department, court, tribunal, board, bureau, agency, commission, official, or arbitral body, including any political subdivision thereof, or any non-governmental self-regulatory agency (including any stock exchange), commission or authority.

“Hazardous Substance” means any chemical, substance, waste or material listed or defined as a “waste,” “pollutant,” “contaminant,” “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” “hazardous” or other term of similar regulatory import under any Environmental Law or that is regulated by a Governmental Authority, or that could result in liability, under any Environmental Law, including petroleum, petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person under derivatives contracts; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” shall mean all worldwide intellectual and industrial property rights, including (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction (the “Patents”); (iii) know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (the “Trade Secrets”); (iv) writings and other tangible works, whether copyrightable or not, in any jurisdiction, Software and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

“IT Assets” shall mean computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge of Parent” means the actual knowledge of the individuals set forth on Annex I attached hereto.

“knowledge of the Company” means the actual knowledge of the Company’s executive officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer, right of first offer or right of first refusal, encumbrance or other adverse right, claim or interest of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means with respect to any Person, any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no change, effect, circumstance, development or event (by itself or when aggregated or taken together with any and all other changes, effects, circumstances, developments or events) resulting from, arising out of, or attributable to, any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:    (A) any changes, effects, circumstances, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, circumstances, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments, circumstances or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (D) any changes, effects, circumstances, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (it being understood that the underlying causes of such failure or fluctuations may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, (F) any matters set forth on Section 4.12 of the Company Disclosure Schedule, or (G) any changes in Applicable Law or GAAP (or any interpretation thereof) after the date hereof; provided that any change, effect, circumstance, development or event referred to in clauses (B), (E) and (G) above shall not be taken into account in determining whether a Material Adverse Effect has occurred only to the extent as such change, effect, circumstance, development or event is not materially and disproportionately adverse to such Person and its Subsidiaries relative to other Persons operating in the industries in which such Person and its Subsidiaries operate.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Organizational Documents” means (i) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (ii) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (iii) with respect to any other entity, such entity’s organizational or charter documents.

“Parent Material Adverse Effect” means any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Subsidiary to timely perform its obligations under this Agreement or consummate the Merger.

“Parent Related Parties” means (i) Parent, Merger Subsidiary, the Guarantor, the Sponsors and the Financing Sources, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Subsidiary, the Guarantor, the Sponsors or the Financing Sources or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens incurred in the ordinary course of business that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business consistent with past practice; and (vi) Liens that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, estate, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officers” means those officers of the Company required to file reports with the SEC pursuant to Section 16 of the 1934 Act.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Stock Plans” means the Company’s Amended and Restated 2004 Equity Incentive Plan for New Employees, the Amended and Restated 2003 Equity Incentive Plan, the Amended and

Restated Non-Employee Director Stock Option Plan, the Amended and Restated 1994 Stock Option Plan, the Taqua Systems 2002 Stock Incentive Plan and other equity based arrangements.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or its Affiliates.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” law.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 4.12
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Antitrust Filings	Section 8.01(b)
Articles of Merger	Section 2.01(c)
Certificate	Section 2.02(a)
Chosen Courts	Section 11.08
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Capital Stock	Section 4.05(a)
Company Material Contract	Section 4.14
Company Payment Event	Section 11.04(b)
Company Permits	Section 4.13
Company Proxy Statement	Section 4.09
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 6.02
Company Share Appreciation Right	Section 2.05(d)
Company Stock Option	Section 2.05(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)
Confidentiality Agreement	Section 6.04
Credit Agreement	Section 8.12
Credit Facility Termination	Section 8.12
Current Employees	Section 7.02(a)
D&O Insurance	Section 7.01(c)
Debt Financing	Section 5.06(a)

Term	Section
Debt Financing Commitment	Section 5.06(a)
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(c)
Equity Financing	Section 5.06(a)
Equity Financing Commitments	Section 5.06(a)
Employee Plans	Section 4.16(a)
End Date	Section 10.01(b)(i)
ESPP	Section 2.05(b)
Filed Company SEC Documents	Article 4
Financing	Section 5.06(a)
Financing Commitments	Section 5.06(a)
Foreign Benefit Plan	Section 4.16(a)
Guarantor	Section 5.11
Holdings	Section 5.06
HSR Filing	Section 8.01(b)
Indemnified Person	Section 7.01(a)
internal controls	Section 4.07(f)
IRS	Section 4.15(c)
Leased Real Property	Section 4.18
Limited Guarantee	Section 5.11
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
New Company Plans	Section 7.02(b)
Notice of Superior Proposal	Section 6.03(d)
Order	Section 4.12
Parent	Preamble
Parent Termination Fee	Section 11.04(c)
Patent	Section 1.01
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(a)
Payoff Amount	Section 8.12
Representatives	Section 6.03(a)
Required Governmental Authorizations	Section 4.03
Sponsors	Section 5.06(a)
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Takeover Statute	Section 4.20
Tax	Section 4.15(i)
Taxing Authority	Section 4.15(i)
Tax Return	Section 4.15(j)
Trade Secrets	Section 1.01
Uncertificated Share	Section 2.02(a)

Section 1.02.    Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

ARTICLE 2

THE MERGER

Section 2.01.    The Merger.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Los Angeles, California at the offices of Simpson Thacher & Bartlett LLP, as soon as possible, but in any event no later than two (2) Business Days after the date on which the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)        Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of California Law. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Secretary of State of the State of California (or at such later time as permitted by California Law as Parent and the Company shall agree and shall be specified in the Articles of Merger).

(d)        The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of California Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

Section 2.02.    Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)        except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $11.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each uncertificated share of Company Common Stock (each, an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration;

(b)        each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)        each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.    Surrender and Payment.

(a)        Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) to act as paying agent for the purpose of paying the Merger Consideration to the holders of Company Common Stock and shall enter into a paying agent agreement with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock, for payment in accordance with this Section 2.03 through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02. All cash deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to as the “Payment Fund.” Promptly after the Effective Time (and in any event within two (2) Business Days following the Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 2.02(a) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent in accordance with the procedures set forth in the letter of transmittal) for use in such payment. The Payment Fund may be invested by the Paying Agent as directed by Parent in short term obligations of the United States of America with maturities of no more than thirty (30) days, short term obligations guaranteed by the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)        Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02 shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)        The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and converted into the right to receive only the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e)        Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04.    Dissenting Shares.  Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded that the Company purchase such shares in accordance with Chapter 13 of California Law (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. Holders of Dissenting Shares shall be entitled only to such rights as are granted by Chapter 13 of California Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to dissent under Chapter 13 of California Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for payment of any shares of Company Common Stock pursuant to Chapter 13 of California Law, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.    Stock Options and Other Equity Awards.

(a)        Options.  At the Effective Time, each outstanding Company Stock Option, whether or not then exercisable or vested, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option, less any applicable taxes required to be withheld with respect to such payment. As used herein, the term “Company Stock Option” shall mean any outstanding option under the Stock Plans to purchase shares of capital stock of the Company. As of the Effective Time, each Company Stock Option for which the exercise price per share of Company Common Stock equals or exceeds the Merger Consideration shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Stock Options shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 2.05(a), and, without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(a), including obtaining any required participant consent.

(b)        Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company will adopt such resolutions and take such other reasonable actions as may be required to provide that with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”): (A) participants in the ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP), (B) no offering period will be commenced after the date of this Agreement, (C) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on the twentieth (20th) Business Day following the date of this Agreement and all amounts credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (and such shares shall be treated as other outstanding shares in accordance with Section 2.02 of this Agreement); and (D) the ESPP shall be terminated, effective as of the Effective Time.

(c)        Company Restricted Stock Units.  At the Effective Time, each outstanding Company Restricted Stock Unit shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time, an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time, multiplied by (B) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment. Without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(c), including obtaining any required participant consent.

(d)        Company Share Appreciation Rights.  At the Effective Time, each outstanding share appreciation right entitling the holder thereof the right to receive shares of Company Common Stock (or a cash payment determined in relation to the value thereof) upon exercise issued pursuant to any applicable Stock Plan (each, a “Company Share Appreciation Right”), whether or not exercisable or vested, for which the exercise price per share of Company Common Stock is less than the Merger Consideration shall be canceled, and the Company shall pay each holder of any such right at or promptly after the Effective Time for each such Company Share Appreciation Right surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such right by (ii) the number of shares of Company Common Stock subject to such Company Share Appreciation Right (assuming full vesting of all Company Share Appreciation Rights). As of the Effective Time, each Company Share Appreciation Right for which the exercise price per share of Company Common Stock equals or exceeds the Merger Consideration shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Share Appreciation Rights shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the consideration described in this Section 2.05(d), and, without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(d), including obtaining any required participant consent.

(e)        The Company shall take all actions necessary to terminate, effective as of the Effective Time, the Stock Plans and any other plan, program or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock and ensure that neither the Company nor any of its Subsidiaries will, as of and following the Effective Time, be bound by any rights under the Stock Plans or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock.

Section 2.06.    Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07.    Withholding Rights.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Government Authority. If the Paying Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08.    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.    Articles of Incorporation.  The articles of incorporation of the Company shall be amended in their entirety at the Effective Time as set forth on Annex II and, as amended,

shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.    Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until amended in accordance with Applicable Law.

Section 3.03.    Directors and Officers.  From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law or their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking, in each case other than any specific factual information contained therein), provided that nothing in the Filed Company SEC Documents shall be deemed to modify or qualify the Company’s representations and warranties set forth in Section 4.05, or (ii) subject to Section 11.05, as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.    Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02.    Corporate Authorization.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated hereby.

(b)        Without limiting the generality of Section 4.02(a), at a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the performance by the Company of its covenants and obligations hereunder, (iii) adopted and declared advisable this Agreement and the transactions contemplated hereby, (iv) directed that this Agreement be submitted to the Company’s shareholders for their approval and adoption, and (v) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.    Governmental Authorization.  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and under any comparable merger control laws in the jurisdictions listed in Section 4.03 of the Company Disclosure Schedule (the consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings required under or in connection with any of the foregoing clauses (i) and (ii) above, the “Required Governmental Authorizations”), (iii) the filing with the SEC of the Company Proxy Statement and other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the 1933 Act, the 1934 Act and any other applicable U.S. state securities laws, (iv) compliance with applicable NASDAQ rules and regulations, and (v) any other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.    Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) except as set forth on Section 4.04(iii) of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, modification, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, properties, rights or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset, property or right of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (excluding exception (C) in the definition of Material Adverse Effect).

Section 4.05.    Capitalization.

(a)        The authorized capital stock of the Company consists solely of 200,000,000 shares of Company Common Stock, without par value (the “Company Capital Stock”). As of November 3, 2011, there were issued and outstanding (A) 69,254,953 shares of Company Common Stock, (B) Company Stock Options to purchase an aggregate of 1,263,752 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 1,263,752 shares of Company Common Stock were exercisable), (C) Company Share Appreciation Rights with respect to an aggregate of 1,168,026 shares of Company Common Stock (of which rights with respect to an aggregate of 318,126 shares of Company Common Stock were exercisable) and (D) 1,431,820 Company Restricted Stock Units covering an aggregate of 1,431,820 shares of Company Common Stock. As of November 3, 2011, other than an aggregate of 3,416,100 shares of Company Common Stock reserved for issuance under the Stock Plans and the ESPP, the Company has no shares reserved for issuance. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to any Stock Plan or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of California Law, the Organizational Documents of the Company or any Contract to which the Company is a party or is otherwise bound. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list as of November 3, 2011 of (i) each outstanding Company Stock Option, including with respect to each such option, the Stock Plan under which such option was granted, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto, (ii) all outstanding Company Restricted Stock Units, including with respect to each such Company Restricted Stock Unit, the Stock Plan under which such Company Restricted Stock Unit was granted, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto, and (iii) each outstanding Company Share Appreciation Right, including with respect to each such Company Share Appreciation Right, the Stock Plan under which such Company Share Appreciation Rights was granted, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(b)        There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities or other interests having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other equity or voting securities of or other ownership or voting interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity or voting securities of or other ownership or voting interest in the Company, (iii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company, or other obligations of the Company to issue, any capital stock, other equity or voting securities or securities convertible into or exchangeable for capital stock or other equity or voting securities of or other ownership or voting interest in the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as “Company Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Securities (including voting trusts and proxies) or sale or transfer of any Company Securities. There are no registration rights, rights agreements, “poison pill” anti-takeover plans or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Securities. The Company Common Stock constitutes the only outstanding class of Company Securities registered under the 1933 Act or the 1934 Act.

Section 4.06.    Subsidiaries.

(a)        Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now being conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06(a) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company. Other than those Subsidiaries of the Company listed on Section 4.06(a) of the Company Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity or voting participation or similar interest in any Person.

(b)        Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (1) duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and (2) owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests) and not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under any Applicable Law, the Organizational Documents of the Company or any Subsidiary or any Contract to which the Company or any Subsidiary is a party or is otherwise bound. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the 1933 Act or the 1934 Act.

Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

(a)        The Company has timely filed with or furnished to, or will timely file with or furnish to, the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, including those that the Company may file after the date hereof until the Closing, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its respective filing date (or, if amended or superseded, on the date of such subsequent filing), each Company SEC Document complied, or will comply when filed, as to form, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)        As of its respective filing date (or, if amended or superseded, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, or will not at the time it is filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to the Company’s principal executive officer and principal financial officer.

(f)        The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), and the Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls known to the Company which would be reasonably expected to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management that involves management or other employees who have a significant role in internal controls. Such internal controls are sufficient or effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(g)        As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(h)        Since January 1, 2008, none of the independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as an independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2008, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

Section 4.08.    Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present or will fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so described in the Company SEC Documents. Except as set forth on Section 4.08 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness described in clause (i) or clause (iv) of the definition of Indebtedness in an amount in excess of $500,000.

Section 4.09.    Disclosure Documents.  The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent or Merger Subsidiary specifically for use therein.

Section 4.10.    Absence of Certain Changes.

(a)        Since the Company Balance Sheet Date through the date of this Agreement, except as disclosed in Section 4.10 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices, and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would be prohibited under Section 6.01(a) through (t).

(b)        Since the Company Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect on the Company.

Section 4.11.    No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries other than (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iv) liabilities or obligations that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.    Litigation.  Except as set forth on Section 4.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, investigation, claim, demand, arbitration, charge or proceeding (“Action”) pending against, or, to the knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties before (or, in the case of threatened actions, suits, investigations, claims, demands, arbitrations, charges or proceedings, would be before) any arbitrator or Governmental Authority, that, if adversely determined, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, settlement, rule, order, writ or other requirement of any kind of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority (each, an “Order”) involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13.    Compliance with Applicable Laws.  The Company and each of its Subsidiaries is in compliance with, is not in violation of, and since January 1, 2009, has not received any written notice alleging any violation with respect to any Applicable Laws except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions, franchises, registrations, grants and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is, and since January 1, 2009, has been, in compliance with the terms of the Company Permits (which are valid and in full force and effect), except for failures to comply, violations or failures to be valid and in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no Action pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate or adversely modify any Company Permit.

Section 4.14.    Material Contracts.  Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement (each such Contract, together with the Contracts listed on Section 4.14 of the Company Disclosure Schedule, a “Company Material Contract”) is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms (except to the extent it has previously expired in accordance with its terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate or written notice of breach or default, in whole or part, any of the same has been served. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is or is alleged to be in violation or breach of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under or otherwise modify any rights or obligations thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.15.    Taxes.

(a)        All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis and all such Tax Returns are true and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)        The Company has made available to Parent correct and complete copies of all federal income and other requested material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2007. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, none of the federal income Tax Returns of the Company or its Subsidiaries subject to U.S. federal income tax are under examination by the Internal Revenue Service (the “IRS”). Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d)        Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (A) any change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) any prepaid amount received on or prior to the Closing Date, or (D) an election under Section 108(i) of the Code.

(e)        Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any material Tax or the filing of any material Tax Return.

(f)        During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation Contract or any other express or implied Contract to indemnify such Person.

(h)        Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, and there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Liens).

(i)        “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”

(j)        “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or filing.

Section 4.16.    Employees and Employee Benefit Plans.

(a)        Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, including, without limitation, (i) each multiemployer plan as defined in Section 4001(a)(3) of ERISA; (ii) each employment, consulting, severance, change-in-control or similar Contract; (iii) each collective bargaining or similar Contract; (iv) each plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, severance, change-in-control, retention, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee loan, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits, in each case, which is maintained, administered, contributed to or required to be contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has had or has any present or future liability, contingent or otherwise (such plans are referred to collectively herein as the “Employee Plans”). Section 4.16(a) of the Company Disclosure Schedule separately identifies each Employee Plan that is maintained on behalf of individuals residing or working outside of the United States (each such plan shall be referred to herein as a “Foreign Benefit Plan”). Copies of each Employee Plan (and, if applicable, the related trust agreements, funding agreements, insurance policies, audited financial statements and actuarial valuation reports) and all amendments thereto, and written interpretations thereof (including summary plan descriptions, if applicable), have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b)        Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or is obligated to contribute to, or has in the past sponsored, maintained, contributed to or been obligated to contribute to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV or Section 302 of ERISA.

(c)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained, administered and funded in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and the Applicable Laws of the relevant non-U.S. jurisdiction which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are (i) no material pending or, to the knowledge of the Company, threatened, claims in respect of any Employee Plan, except for routine claims for benefits, (ii) no audits pending or, to the knowledge of the Company, threatened, by any Governmental Authority involving any Employee Plan, and (iii) the Company has not received written notice of any investigations, and to the knowledge of the Company, no investigations are threatened, in each case, by any Governmental Authority involving any Employee Plan.

(d)        Except as set forth in Section 4.16(d) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee, director or independent contractor of the Company or any of its

Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, there is no Contract or plan (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or collectively with other such Contracts or plans, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 4.16(d) of the Company Disclosure Schedule lists (A) all agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the Section 16 Officers as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the Section 16 Officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement, and (B) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the Section 16 Officer).

(e)        Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits or coverage, except as required to be provided under Section 4980B of the Code and at the sole expense of the participant.

(f)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010. No condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(g)        With respect to each Foreign Benefit Plan, (i) all employer and employee contributions to each Foreign Benefit Plan required by Applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan that is required to be funded is fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; (iv) no Foreign Benefit Plan is a defined benefit pension plan, and (v) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(h)        Each Employee Plan is either exempt from or has been established, documented, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder. To the extent an Employee Plan has been corrected without penalty in accordance with guidance issued by the Internal Revenue Service prior to the Closing Date, it shall be considered maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder for purposes of this Section 4.16.

(i)        Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Company, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, and there have not been any since January 1, 2009; (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there have not been any since January 1, 2009; (iii) there are no representation claims or petitions pending before the National Labor Relations Board with respect to the employees of the Company or its Subsidiaries, and there have not been any since January 1, 2009; (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement, and there have not been any since January 1, 2009; (v) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $250,000; (vi) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (vii) the Company and each of its Subsidiaries is in material compliance with all Applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt, and the proper classification of individuals as employees or contractors.

(j)        Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(k)        Section 4.16(k) of the Company Disclosure Schedule lists all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining Contract, union Contracts and similar labor Contracts in effect, including any industry-wide or statutorily mandated Contract in a non-U.S. jurisdiction, that cover any employees of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or otherwise bound. Neither the Company nor any Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under Applicable Law or any written agreement).

Section 4.17.    Intellectual Property.  Section 4.17 of the Company Disclosure Schedule contains a list of all registrations and applications for registration of Company Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.17 of the Company Disclosure Schedule: (i) with respect to all Company Owned Intellectual Property, the Company or its Subsidiaries, as the case may be, exclusively own such Company Owned Intellectual Property (in each case, free and clear of any Liens except Permitted Liens); (ii) the Company or its Subsidiaries, as the case may be, have the right to use, in the manner currently used by the Company or its Subsidiaries, all other Intellectual Property currently used in the conduct of their businesses, (iii) all Intellectual Property set forth on Section 4.17 of the Company Disclosure Schedule is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable; (iv) to the knowledge of the Company, (x) neither the Company nor its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person and (y) no third party is infringing, misappropriating or violating the Company Owned Intellectual Property (other than the Patents) in any material respect; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Company Owned Intellectual Property right or impair the right of the Surviving Corporation to use, sell, license or dispose of any material Company Owned Intellectual Property; (vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all material Trade Secrets and, to the knowledge of the Company, during the past twelve (12) months, no such Trade Secrets have been disclosed other than to (x) employees, representatives and agents of the Company or any of its Subsidiaries, all of whom are bound by written confidentiality agreements, a form of which has been provided to Parent, or to (y) third parties under such an agreement or an obligation of confidentiality; (vii) except as set forth on Section 4.17 of the Company Disclosure Schedule, all Persons who have contributed to material Company Owned Intellectual Property have assigned to the Company or one of its Subsidiaries all of their rights therein that do not vest with the Company or its Subsidiaries initially by operation of law; (viii) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; (ix) no Company Owned Intellectual Property that comprises any Software or product distributed, licensed or made available by the Company or its Subsidiaries to customers has been the subject of a recall, Action or material consumer complaints during the past twelve (12) months, and neither the Company nor its Subsidiaries have received written assertions of same during the past twelve (12) months; (x) to the Company’s knowledge, each Person who possesses or has any contractual right to access any material source code that is Company Owned Intellectual Property is an employee of Company or one of its Subsidiaries or is providing services to the Company under an agreement by which such Person is bound by an obligation of confidentiality with respect to such source code; and (xi) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18.    Properties.  Neither the Company nor any of its Subsidiaries owns any real property and the Company and its Subsidiaries have title to all material owned, tangible personal property free and clear of any material Liens (other than Permitted Liens) except as set forth on Section 4.18 of the Company Disclosure Schedule. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”): (i) the lease, sublease or license for such property is valid and binding on the Company or its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, (iii) no notice of a claim of breach or default has been delivered to either the Company or any of its Subsidiaries or is now pending, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder. Section 4.18 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

Section 4.19.     Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been at all prior times in compliance, in all material respects, with all Environmental Laws and all Environmental Permits; (iii) there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance; (iv) none of the Company and its Subsidiaries has released, disposed of, or arranged to dispose of any Hazardous Substance in a manner, or to a location, that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under or relating to any Environmental Law; and (v) Hazardous Substances are not otherwise present at or about any property or facility currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under or relating to any Environmental Law.

Section 4.20.    Antitakeover Statutes.  Assuming the accuracy of Section 5.10, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other form of takeover or antitakeover statute or regulation or similar statute or regulation (each, a “Takeover Statute”), and, accordingly, none of the restrictions in any such Takeover Statute applies to any such transaction.

Section 4.21.    Opinion of Financial Advisor.  Goldman, Sachs & Co. has delivered to the Company’s Board of Directors its opinion, dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to holders of shares of Company Common Stock

(other than Parent or its Affiliates) pursuant to the Merger Agreement is fair to such holders of Company Common Stock, from a financial point of view, a signed copy of which will be shown to Parent (for informational purposes only) promptly after it is available after the date hereof. The Company has furnished prior to execution of this Agreement a signed copy of the engagement letter of Goldman, Sachs & Co.

Section 4.22.    Finders’ Fees.   Except for Goldman, Sachs & Co., there is no agent, financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.23.    Insurance.  All of the Company’s insurance policies are in full force and effect, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured Person thereunder, except for such defaults, cancellations, modifications, lapses or events that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 4.24.    Affiliate Transactions.   Neither the Company nor any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any related party transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25.    No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company except to the extent set forth in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01.    Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted, except for such failures to be so incorporated or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has prior to the date of this Agreement delivered to the

Company true and complete copies of the certificate of formation and limited liability company agreement of Parent and articles of incorporation and bylaws of Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.     Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.     Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the Required Governmental Authorizations and (b) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.     Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.     Disclosure Documents.  None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.06.   Financing.

(a)        Parent has delivered to the Company a true, complete and correct copy of the fully executed commitment letter, dated as of the date hereof, among Parent, Titan Private Holdings II, LLC, Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”), Sankaty Credit Opportunities IV, L.P., Sankaty Middle Market Opportunities Fund, L.P. and GSO Capital Partners LP, including the term sheets attached thereto (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Payment Fund) and related fees and expenses (such committed financing, together with, unless the context requires otherwise, any debt securities to be issued in lieu thereof, the “Debt Financing”). Parent has delivered to the Company true, complete and correct copies of the fully executed commitment letters, dated as of the date hereof, between each of Siris Partners II, L.P. and the other investors party thereto (collectively, the “Sponsors”), on the one hand, and Parent, on the other hand (collectively, the “Equity Financing Commitments” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the Financing Commitments have been amended or modified prior to the date of this Agreement, and as of the date hereof no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect and, to the knowledge of Parent, no withdrawal or rescission is contemplated. Except for fee letters relating to fees with respect to the Debt Financing, as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than (i) the Interim Investors Agreement, dated as of the date hereof, between Parent and each of the Sponsors, a copy of which has been provided to the Company, and (ii) as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and will duly pay or cause to be paid in full when due all commitment fees or other fees in connection with the Financing Commitments that are payable after the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the knowledge of Parent, each of the other parties thereto subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 4, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments. Neither Parent nor Merger Subsidiary are, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the

Financing Commitments inaccurate in any material respect or that would cause the commitments provided in the Financing Commitments to be terminated or ineffective or any of the conditions contained therein not to be met. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Section 4.05, the performance in all material respects by the Company of its obligations under this Agreement, and the satisfaction of the conditions set forth in Article 9, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitment, the accuracy of the representations and warranties set forth in Section 4.05 and performance by the Company in all material respects of its obligations under this Agreement, Parent and Merger Subsidiary will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Subsidiary and the Surviving Corporation in connection with the Merger and the Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Subsidiary and the Surviving Corporation contemplated hereunder.

(b)         Assuming (i) the Company is solvent immediately prior to the Effective Time, (ii) the satisfaction or waiver of the conditions to Parent and Merger Subsidiary’s obligation to consummate the Merger as set forth herein, and (iii) the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were and continue to be reasonable, as of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith, the Surviving Corporation shall be solvent and able to pay its debts as they come due. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.07.   Finders’ Fees.  Except for Perella Weinberg Partners LP, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission from Parent, the Company or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08.   Litigation.  As of the date of this Agreement, there is no action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any Order outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09.   Investigation by Parent and Merger Subsidiary.  Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Subsidiary has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger

Subsidiary has relied solely upon its own investigation and analysis, and each of Parent and Merger Subsidiary acknowledges that, except for the representations and warranties of the Company expressly set forth in Article 4, none of the Company or its Subsidiaries nor any of their respective representatives makes any representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Subsidiary or any of their representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective representatives or any other person has made a representation or warranty to Parent or Merger Subsidiary with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Subsidiary or their representatives in the electronic data room or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 4.

Section 5.10.     Ownership of Company Common Stock.  None of Parent, Merger Subsidiary or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company other than this Agreement.

Section 5.11.     Limited Guarantee.  Concurrently with the execution of this Agreement, Parent and Merger Subsidiary have delivered to the Company a limited guarantee of Siris Partners II, L.P. (the “Guarantor”) in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 5.12.     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 5, Parent and Merger Subsidiary expressly disclaim any other representations or warranties of any kind or nature, express or implied.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.     Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with Applicable Laws and governmental authorizations, and, except as set forth in Section 6.01 of the Company Disclosure Schedule, use its reasonable best efforts to preserve intact its and each of its Subsidiaries’ present business organization and good standing under Applicable Law, maintain in effect all Company Permits, keep available the services of its current directors, officers and employees and maintain satisfactory relationships with its and each of its Subsidiaries’ customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent (which consent, other than in the case of clause (b)(iv) below, shall not be unreasonably withheld, conditioned or delayed) or to the extent expressly contemplated or expressly required by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)         amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine, subdivide, pledge, modify or reclassify any shares of its capital stock or any of its other securities or rights, or make any change in the number of shares of capital stock authorized, issued or outstanding, (ii) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities (other than dividends or distributions made in the ordinary course of business by any of its wholly-owned Subsidiaries), (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options and Company Share Appreciation Rights in connection with the exercise thereof or the cancellation of Company Restricted Stock Units upon the vesting thereof; provided that any such cancellation shall be in accordance with the terms of the applicable Stock Plan in effect on the date of this Agreement, or (iv) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Company Securities (other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options and Company Share Appreciation Rights or upon the vesting of Company Restricted Stock Units, in each case, that are outstanding on the date of this Agreement in accordance with the terms of those Company Securities on the date of this Agreement);

(c)        (i) issue, deliver, sell or subject to any Lien, or authorize the issuance, delivery or sale of or the imposition of any Lien on, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options and Company Share Appreciation Rights or upon the vesting of Company Restricted Stock Units, in each case, that are outstanding on the date of this Agreement in accordance with the terms of those Company Securities on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        (i) acquire (including by merger, consolidation or acquisition of stock or assets) all or substantially all of the equity interest or assets of any corporation, partnership, joint venture, limited liability company, association or other business organization or any division thereof from any other Person, (ii) merge or consolidate with any other Person, (iii) adopt a plan or agreement of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or any of its Subsidiaries (including with respect to a business, division or subdivision thereof), (iv) acquire any non-capital assets greater than

$1,000,000 in the aggregate, except purchases of prepaid expenses, goods and services, inventory and raw materials in the ordinary course of business consistent with past practice, or (v) acquire any real property;

(e)         sell, lease, license, pledge or otherwise dispose of or encumber any Subsidiary or any assets, securities or properties which are greater than $250,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(f)         create or incur any Lien on any material asset other than Permitted Liens or any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(g)         enter into or make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any Person other than loans or advances to, or investments in, its wholly-owned Subsidiaries or otherwise made in the ordinary course of business consistent with past practices;

(h)        (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any material Indebtedness other than (x) such Indebtedness for borrowed money that exists on the date hereof or (y) in the ordinary course of business on terms consistent with past practices, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, or (iii) enter into any derivatives or hedging agreement or similar Contract other than in the ordinary course of business;

(i)        (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course of business consistent with past practices, (ii) terminate, modify or amend any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice, (iii) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice, or (iv) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto which would be triggered by the transactions contemplated by this Agreement or would otherwise require a payment to such other party or parties in connection with the transactions contemplated hereby;

(j)         terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(k)         except as required by Applicable Laws or Employee Plans in effect on the date of this Agreement, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective current or former directors, officers, employees or independent contractors, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) adopt, enter into, terminate or materially amend any employment, severance, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former directors, officers or employees, other than employment agreements for non-officer employees with annual base salary of $175,000 or less, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, equity or other benefit plan or arrangement covering any of their respective current or former directors, officers, employees or independent contractors, (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than increases in base salary for non-officer employees in the ordinary course of business consistent with past practice, which in no event shall be greater than four percent (4%) per annum, (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, (vii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding Company Stock Options, Company Share Appreciation Rights or Company Restricted Stock Units, other than as expressly contemplated by this Agreement, or (viii) grant any equity compensation;

(l)         make any material change in any method of accounting or accounting principles or practice (or change an annual accounting period), except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent registered public accounting firm;

(m)         pay, discharge, settle, or offer or propose to pay, discharge or settle, any pending or threatened litigation, investigation, arbitration, proceeding or other claim or Action involving or against the Company or any of its Subsidiaries which (i) requires a payment by the Company or its Subsidiaries in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company or its Subsidiaries, (iii) would involve the issuance of Company Securities or (iv) relates to the transactions contemplated hereby; provided, however, notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may pay, discharge, settle, or offer to propose to pay, discharge or settle any pending or threatened litigation, investigation, arbitration, proceeding or other claim or action if the amount required to be paid by the Company and its Subsidiaries pursuant thereto is covered by insurance and there are no additional obligations or restrictions on the Company or its Subsidiaries following such payment, discharge or settlement;

(n)         fail to use reasonable efforts to maintain in full force and effect existing insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

(o)         make any capital expenditures with respect to property, plant or equipment in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in Section 6.01(o) of the Company Disclosure Schedule or as set forth in the Company’s capital budget;

(p)         enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(q)         adopt or implement any stockholder rights plan;

(r)         make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

(s)         effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; and

(t)         agree, resolve or commit to do any of the foregoing.

Section 6.02.     Shareholder Meeting; Proxy Material.  The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following confirmation from the SEC that it has no further comments to the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders. Subject to the terms and conditions of this Agreement, an Adverse Recommendation Change permitted by Section 6.03(b) will not constitute a breach by the Company of this Agreement. In connection with the Company Shareholder Meeting, the Company shall (i) after consultation with Parent, promptly prepare and file with the SEC, use its reasonable best efforts to respond to the SEC’s comments or requests for additional information regarding and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, including soliciting proxies from its shareholders, and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting; provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholder Meeting (but not beyond the End Date) (a) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its shareholders to take action at the Company Shareholder Meeting, (b) if and to the extent the Company determines in good faith that such delay, adjournment, or postponement is required by Applicable Law and/or (c) if in the good faith judgment of the Board of Directors of the Company or any committee thereof (after consultation with its legal counsel) such delay or postponement is necessary or appropriate, including in order to give the Company’s shareholders sufficient time to evaluate any new information or disclosure that the Company has sent them or otherwise made available to the Company’s shareholders by issuing a press release, filing materials with the SEC, or otherwise. The Company shall notify Parent promptly upon receipt of any comments or requests for information from the SEC or its staff or any other Governmental Authority for amendments or supplements to the Company Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, its staff or any other Governmental Authority, on the other hand, with respect to the Company Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Company Proxy Statement (including any amendment or supplement to the Company Proxy Statement) or responding to any comments or requests for additional information by the SEC or any other Governmental Authority with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent.

Section 6.03.     No Solicitation; Other Offers.

(a)         Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, (iii) withdraw, qualify or modify in a manner adverse to Parent or publicly propose to withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), whether taken by the Company’s Board of Directors or a committee thereof, an “Adverse Recommendation Change”), (iv) terminate, amend, modify, grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement with respect to any equity or voting securities of the Company or any of its Subsidiaries, or publicly propose to do any of the foregoing, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument constituting or relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(b)         Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s shareholders, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 6.03(c), and Section 6.03(d), (i) engage in negotiations or discussions (including, as a part thereof, making any counterproposal or counter offer to) with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited Acquisition Proposal that the Board of Directors of the Company believes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary for the Company to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (iii) make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (x) disclosing a position contemplated by Rule 14e-2(a) under the 1934 Act or Rule 14d-9 under the 1934 Act or (y) making any required disclosure to the Company’s shareholders if, in the good faith judgment of such Board of Directors, after consultation with its outside legal counsel, failure to disclose such information would reasonably be expected to violate its obligations under Applicable Law.

(c)         The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after delivery of such notice of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal, which notice shall be provided in writing and shall identify the Person making and material terms and conditions of, any such Acquisition Proposal, inquiry or request (including all related transaction document(s) and any material changes thereto).

(d)         Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall not be permitted to approve or recommend another Acquisition Proposal unless (i) it has in all material respects complied with the provisions of this Section 6.03, (ii) the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that such Acquisition Proposal constitutes a Superior Proposal, (iii) prior to any such approval or recommendation of another Acquisition Proposal, the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction document(s) related to the Superior Proposal, (iv) during the three (3) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors, to negotiate with Parent and Merger Subsidiary (to the extent Parent and Merger Subsidiary desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, (iv) following the end of such three (3) Business Day period, the Board of Directors of the Company shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the

Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.03(d) (provided that references to the three (3) Business Day period above shall be deemed reference to a forty-eight hour period).

(e)         “Superior Proposal” means any Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) made in writing and not solicited in violation of Section 6.03(a) that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company to amend the terms of this Agreement taking into account all of the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal, and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04.     Access to Information; Confidentiality.  From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section shall, prior to the Effective Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to third parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver or violation. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of May 19, 2011 (as amended as of August 15, 2011), between Parent and the Company (the “Confidentiality Agreement”). The Company hereby consents to include the Sponsors and the Financing Sources as permitted “Representatives,” co-bidders, co-investors and/or financing sources under the Confidentiality Agreement.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01.    Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries and each Person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by California Law or any other Applicable Law or provided under the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements with its officers and directors, each in effect on the date hereof; provided, however, that such advance shall be conditioned upon the Surviving Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 7.01(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time to the fullest extent permitted by California Law or any other Applicable Law or provided under the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements with its officers and directors, each in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall use commercially reasonable efforts to cooperate with the Indemnified Person in the defense of any such action.

(b)        Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Effective Time the provisions in existence in the Company’s and its Subsidiaries’ respective Organizational Documents and the Company’s indemnification agreements with its officers and directors in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses.

(c)        For six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policies, as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, the Company may purchase such “tail policy” at its option prior to the Effective Time, and in such case, Parent shall cause such policy to be in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation); provided that, in satisfying its obligation under this Section 7.01(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further that, if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a D&O Insurance policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

(e)        The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under California Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.02.    Employee Matters.

(a)        Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remain employees of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Current Employees”) will be provided with (i) base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) which are no less favorable in the aggregate than the aggregate base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) retirement and welfare benefits and perquisites (excluding equity and equity-based benefits and defined benefit pension benefits, except as required by Applicable Law) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in any employment or severance agreement between the Company and any such Current Employee or any severance policy or practice of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof listed on Section 7.02(a)(iii) of the Company Disclosure Schedule and made available to Parent. Notwithstanding the foregoing, Parent agrees that the terms and conditions of employment of any employees who are covered by collective bargaining agreements or otherwise represented for purposes of collective bargaining by labor organizations shall be as provided in such collective bargaining agreements and applicable law.

(b)        With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee under any health and welfare New Company Plans in which such Current Employee may be eligible to participate after the Effective Time and (ii) recognize service of Current Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual) any New Company Plan in which such Current Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)        Parent agrees to cause the Company following the Closing to maintain, and fulfill all of its obligations under, the Company’s 2007 Officer Severance Plan, as amended, and 2011 Officer Severance Plan, in each case as in effect as of the date hereof.

(d)        No provision of this Section 7.02 (i) creates any third-party beneficiary or other rights, including any rights of continued employment or rights to a particular term of employment, for any employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than Parent, the Company and their respective successors and assigns, or (ii) constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by any member of Parent, the Company or their Subsidiaries. Provided that Parent shall, in all events, continue to perform and satisfy its obligations under this Section 7.02, no provision of this Section 7.02 shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries and Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01.    Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable

Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)        In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (the “HSR Filing”) and all other filings under any applicable non-U.S. antitrust or competition laws deemed necessary, advisable or appropriate with respect to the transactions contemplated hereby as determined by Parent and the Company and listed in Section 4.03 of the Company Disclosure Schedule (together with the HSR Filing, the “Antitrust Filings”) as promptly as practicable and, with respect to the HSR Filing only, within ten (10) Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Antitrust Filings and to use their reasonable best efforts to take all other actions necessary to cause the grant of clearance or the expiration or termination of the applicable waiting periods with respect to the Antitrust Filings as soon as practicable. In addition, Parent shall use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act or similar non-U.S. laws that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, the proffer by Parent of its willingness to accept an order providing for the divestiture by Parent of such of its assets and businesses as are necessary to fully consummate the transactions contemplated by this Agreement, and an offer to hold separate such assets and businesses pending such divestiture. In the event that the FTC or the DOJ or any other Governmental Authority requires the divestiture or the holding separate by Parent of any assets, no adjustment shall be made to the Merger Consideration and Parent shall be required to hold such assets separate, or to divest them, as the case may be, following the Closing.

Section 8.02.    Certain Filings.

(a)        The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts to which the Company or any Subsidiary of the Company is a party in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        Each of Parent and the Company shall promptly notify the other party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 8.03.    Financing.

(a)        Parent and Merger Subsidiary shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment in the most expeditious manner possible, but in any event on or prior to the End Date, and shall not amend, modify or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) to the extent that Parent would then not have sufficient funds to pay the Merger Consideration, or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) impair, delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (3) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in this Section 8.03 and provided that the representations set forth in Section 5.06 shall be true and correct giving effect to such replacement or amendment, Parent and Merger Subsidiary may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, unless the addition of such additional parties, individually or in the aggregate, would be likely to result in Parent not having sufficient funds to pay the Merger Consideration or adversely impact the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on or prior to the End Date or the likelihood of the consummation of the transactions contemplated hereby or the availability of the Financing on or prior to the End Date. For purposes of this Section 8.03, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 8.03 and references to “Financing Commitments” or “Debt Financing Commitment” shall include such documents as permitted to be amended or modified by this Section 8.03. Without limiting the foregoing, Parent and Merger Subsidiary shall use their reasonable best efforts to (i) maintain in full force and effect the Debt Financing Commitment in accordance with its terms until the consummation of the transactions contemplated hereby, (ii) satisfy all conditions and covenants applicable to Parent and Merger Subsidiary in the Debt

Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, in each case, that are within Parent’s or any of its Affiliates’ control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including any flex provisions) contemplated by the Debt Financing Commitment or on such other terms as shall be acceptable to Parent and the Financing Sources (as long as such terms do not adversely affect the amount of financing to be provided or cause the funding of the Debt Financing to be less likely to occur), (iv) consummate the Financing at or prior to the Closing, (v) fully enforce their rights under the Debt Financing Commitment, including by bringing legal action or other appropriate proceedings, against any Financing Source to enforce their respective rights under the Debt Financing Commitment and, as may be appropriate, to fund in accordance with their respective commitments if all conditions to funding the Debt Financing in the applicable document have been satisfied or waived, and (vi) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitment, cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitment (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby). Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing which would create a risk that the funding of the Debt Financing would be less likely to occur (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Subsidiary believes in good faith it will not be able to obtain all or any portion of the Financing on the terms or in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Subsidiary be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Subsidiary shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Debt Financing becomes unavailable on substantially the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent, taken as a whole, than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent will furnish to the Company correct and complete copies of any Debt Financing Commitment and ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b)        Prior to the Closing, the Company shall, and shall cause its Subsidiaries and Representatives to use its reasonable best efforts to provide to Parent and Merger Subsidiary, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Debt Financing and causing the conditions in the Debt Financing Commitment to be satisfied, including, without limitation, (i) furnishing Parent and Merger Subsidiary and their Financing Sources with the financial statements and financial data of the Company required by paragraph 5 of Exhibit C of the Debt Financing Commitment, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the executive chairman, chief executive officer, chief operating officer, chief financial officer and general counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the offering memoranda and the bank information memoranda and lender presentations relating to the Debt Financing, (iv) providing and executing documents as may be reasonably requested by Parent, including (A) documents requested by the Parent or its Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; (B) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (C) a certificate of the chief financial officer of the Company with respect to solvency matters; and (D) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by the Parent or its Financing Sources, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (vii) cooperating with the Financing Sources’ due diligence investigation and evaluation of the Company’s assets for the purpose of establishing collateral arrangements, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, and (viii) providing any other documents, instruments, certificates or information as may be reasonably requested in connection with the Debt Financing; provided, however, that, (1) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (2) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) in connection with the Financing or any of the foregoing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing;

provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 8.03(b).

(c)        Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

Section 8.04.    Public Announcements. Except with respect to the announcement of any Adverse Recommendation Change (or proposed Adverse Recommendation Change) in accordance with Section 6.03, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.05.    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than five (5) Business Days after the Closing Date.

Section 8.06.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07.    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b)        any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a risk of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be; and

(c)        any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a right of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be;

provided, however, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.08.    Director Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

Section 8.09.    Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Neither the Company nor its Board of Directors (or any committee thereof) shall take any action to permit any Takeover Statute to become applicable to the Merger or other transactions contemplated by this Agreement.

Section 8.10.    Shareholder Litigation.  In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent and shall use its reasonable best efforts to keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such shareholder litigation. Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such shareholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.11.    Rule 16b-3.  The Company shall, and shall be permitted to, take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities (including derivative securities) of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

Section 8.12.    Credit Facility Termination.  On or prior to the fifth Business Day prior to the Effective Time, the Company shall deliver to Parent a fully executed copy of a payoff letter, in customary form, from Wells Fargo Bank, N.A., as administrative agent under that certain Amended and Restated Credit Agreement, dated as of January 13, 2011, by and among the Company, Tekelec International, SPRL, and the lenders party thereto (the “Credit Agreement”), which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any Obligations (as defined in the Credit Agreement) as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Credit Agreement and related instruments evidencing the Credit Agreement shall be terminated and any stock certificates and other physical collateral shall be returned, and (iii) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Obligations shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions, including with respect to the backstop or termination of any letters of credit issued under the Credit Agreement and any hedging or swap obligations secured under the Credit Agreement, to facilitate the termination of commitments under the Credit Agreement, the repayment in full of all Obligations then outstanding thereunder (using funds arranged by Parent or Merger Subsidiary) and the release of all Liens and termination of all guarantees in connection therewith on the Closing Date (such termination, repayment and release, the “Credit Facility Termination”); provided that in no event shall this Section 8.12 require the Company or any of its Subsidiaries to cause such Credit Facility Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds from Parent to pay in full the Payoff Amount.

Section 8.13.    Equity Financing Commitments.

(a)        Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitments, the Equity Financing, including (i) maintaining in effect the Equity Financing Commitments, (ii) ensuring the accuracy of all representations and warranties of Parent and Merger Subsidiary set forth in the Equity Financing Commitments, (iii) complying with all covenants and agreements of Parent and Merger Subsidiary set forth in the Equity Financing Commitments, (iv) satisfying on a timely basis all conditions applicable to Parent and Merger Subsidiary set forth in the Equity Financing Commitments that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitments at or prior to the Closing (and in any event prior to the End Date), and (vi) fully enforcing the obligations of the investor parties thereto and their investment affiliates (and the rights of Parent and Merger Subsidiary) under the Equity Financing Commitments.

(b)        Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitments expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitments, whether or not such attempted or purported termination is valid), (ii) the investor parties thereto refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitments or (iii) for any reason Parent or Merger Subsidiary no longer believe in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitments.

Section 8.14.    Cash Repatriation.   To the extent requested by Parent, the Company and its Subsidiaries shall cooperate in good faith and use commercially reasonable efforts to repatriate (for U.S. income tax purposes) to the United States from non-U.S. Subsidiaries of the Company an amount of cash in excess of the reasonable needs of the non-U.S. Subsidiaries prior to Closing, as requested by the Parent, in as tax- and cost-efficient manner as reasonably practicable effective immediately prior to the Closing; provided however that the Company (i) may undertake any action it reasonably believes necessary to mitigate risk to the Company and its Subsidiaries from such repatriation should the transactions contemplated by this Agreement not Close and (ii) shall not be required to undertake any action that in its reasonable belief would create a material liability to the Company and its Subsidiaries or any officer or director of the Company or any of its Subsidiaries.

Section 8.15.    Loss Carryback.  The Company shall use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement, file a claim for a refund of U.S. federal income taxes paid by the Company with respect to its 2008 and/or 2009 tax year by carrying back tax losses generated in the 2010 tax year to such year(s), to the extent permitted by Law.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.    Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)        the Company Shareholder Approval shall have been obtained in accordance with California Law;

(b)        no Applicable Law shall prohibit the consummation of the Merger; and

(c)        the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and under any comparable merger control laws in the jurisdictions listed in Section 9.01 of the Company Disclosure Schedule shall have been terminated or shall have expired.

Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)        (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Section 4.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), (iii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, Section 4.20 and Section 4.22 shall be true and correct in all material respects at and as of the date of this

Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), (iv) the representations and warranties of the Company (other than in the first sentence of Section 4.01, Section 4.02, Section 4.05, Section 4.10(b), Section 4.20 and Section 4.22) contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (v) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect of clauses (i), (ii), (iii) and (iv); and

(b)        since the date of this Agreement, there shall not have occurred and be continuing as of the Effective Time any effect, development, event, change or circumstance that has had a Material Adverse Effect on the Company.

Section 9.03.    Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)        each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)        the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), except where the failure of such representations and warranties to be so true and correct has not, had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)        the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

TERMINATION

Section 10.01.   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company, except with respect to Section 10.01(d)(i)):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)        the Merger has not been consummated on or before April 30, 2012 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)        there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used all reasonable best efforts as may be required by Section 8.01 to prevent, oppose and remove such Applicable Law; or

(iii)        the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c)          by Parent, if:

(i)        as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred; or

(ii)        a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.02(a) not to be satisfied, and (B) such condition is not cured by the Company by the earlier of (x) the End Date or (y) 30 days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement.

(d)          by the Company if:

(i)        the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.03(a), Section 6.03(c) and Section 6.03(d)) and prior to receipt of the Company Shareholder Approval, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein;

(ii)        a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) such condition is not cured by the earlier of (x) the End Date or (y) 30 days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii)        if (A) all of the conditions set forth in Section 9.01 and Section 9.02 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.01(b), and (C) the Company has given Parent written notice that it believes the two (2) Business Day period contemplated by Section 2.01(b) has commenced and that it is prepared to close the Merger; provided, that during such three (3) Business Day period following the date the Closing should have occurred pursuant to Section 2.01(b), no party shall be entitled to terminate this Agreement pursuant to Section 10.01(b)(i).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Parent Related Party or Company Related Party) except as provided in Section 11.04; provided that notwithstanding anything to the contrary in this Agreement, the provisions of the last sentence of Section 8.03(b), this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Titan Private Holdings I, LLC

c/o Siris Capital Group, LLC

540 Madison Avenue, 9th Floor

Attention: Peter Berger

Facsimile No.:  (212) 231-2680

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

Attention:  Daniel Clivner

Facsimile No.:  (310) 407-7502

if to the Company, to:

Tekelec

5200 Paramount Parkway

Morrisville, North Carolina 27560

Attention: Stuart H. Kupinsky, Senior Vice President,

                Corporate Affairs and General Counsel

Facsimile No.: (919) 461-6845

with a copy to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Attention: Katherine F. Ashton

                Stephanie M. Hosler

Facsimile No.: (310) 260-4154

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 10.02, upon termination of this Agreement.

Section 11.03. Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to California Law requires further Company Shareholder Approval without their further approval.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Fees and Expenses.

(a)        Except as contemplated by Section 8.03(b) or this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, Parent shall bear the filing fees of the Notification and Report Forms filed under the HSR Act and any premerger notification and reports filed under similar applicable antitrust law of any non United States Governmental Authority.

(b)        If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) a fee equal to $15,000,000 (the “Company Termination Fee”). If, the Company Payment Event is pursuant to clause (x) below, the Company Termination Fee shall be paid simultaneously with the occurrence of such Company Payment Event or, if the Company Payment Event is pursuant to clause (y) below, the Company Termination Fee shall be paid within two (2) Business Days following the consummation of the Acquisition Proposal referred to in such Company Payment Event.

“Company Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or Section 10.01(d)(i), (y) Section 10.01(b)(i), but only in the case of clause (y) if the Company Shareholder Meeting has not been held by the End Date, or (z) Section Section 10.01(b)(iii) or Section 10.01(c)(ii), but only in the case of clause (y) or clause (z) (A) prior to such termination under Section 10.01(b)(i) or Section 10.01(c)(ii) or the taking of a vote to approve this Agreement at the Company Shareholder Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been made to the shareholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a Third Party and not withdrawn prior to such termination under Section 10.01(b)(i), Section 10.01(c)(ii) or vote to approve this Agreement, as applicable, and (B) within twelve (12) months following the date of such termination the Company consummates a transaction described in the definition of “Acquisition Proposal” (provided, that for purposes of this definition only, all references to “20%” in the definition of “Acquisition Proposal” shall be deemed instead to be “50%”).

(c)        If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), Parent shall pay the Company (by wire transfer of immediately available funds) a fee equal to $40,000,000 (the “Parent Termination Fee”), such payment to be made within two (2) Business Days following such termination.

(d)        Each of Parent and the Company acknowledge, on behalf of itself and its Affiliates, that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement, and (iii) notwithstanding anything to the contrary in this Agreement, any amount payable pursuant to this Section 11.04 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate (x) Parent and Merger Subsidiary in the circumstances in which the Company Termination Fee is payable and (y) the Company in the circumstances in which the Parent Termination Fee is payable, for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision,

(e)        In the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 11.04, the right to receive the Company Termination Fee shall constitute each of Parent’s and Merger Subsidiary’s and each of their respective Affiliates’ and representatives’ sole and exclusive remedy.

(f)        Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Subsidiary fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except as and only to the extent expressly permitted by Section 11.13, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with (and subject to the conditions of) Article 10 and collect, if due, the Parent Termination Fee and any reimbursement obligations under Section 8.03(b) and the Limited Guarantee from Parent or Guarantor pursuant to the Limited Guarantee, and upon payment of such amounts in accordance with Section 8.03(b) and this Section 11.04, except as provided in Section 11.13, (A) no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any Action against Parent, Merger Subsidiary or any other Parent Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any Actions pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Parent, Merger Subsidiary or any other Parent Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Parent Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 that results in the Merger occurring and any money damages, including the Parent Termination Fee. In connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to this Section 11.04 or any reimbursement obligations under Section 8.03(b) or the

Limited Guarantee, the Company agrees that the maximum aggregate liability of Parent and Merger Subsidiary shall be limited to an amount equal to the amount of the Parent Termination Fee plus any reimbursement obligations under Section 8.03(b) and the Limited Guarantee, and in no event shall the Company seek to recover any money damages in excess of such amount. In no event shall the Company seek equitable relief or to recover monetary damages from any Parent Related Party in connection with the transactions contemplated by this Agreement other than (i) Parent and Merger Subsidiary pursuant to (and subject to the conditions of) this Agreement and (ii) monetary damages from the Guarantor pursuant to (and subject to the conditions of) the Limited Guarantee.

Section 11.05. Disclosure Schedule References.  If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Sections of the Company Disclosure Schedule. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not be considered an admission by the Company that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company, that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a)         The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder, including the right to rely upon the representations and warranties set forth herein, upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.01, (ii) for the provisions of Section 11.04(f) and Section 11.08(b), which shall also be for the benefit of the Financing Sources and their respective Affiliates, employees, directors, controlling persons, officers, agents, attorneys, stockholders or partners or assignees of any of the foregoing and (iii) for the provisions of Article 2 which, from and after the Effective Time, shall be for the benefit of the holders of Company Common Stock, Company Restricted Stock Units, Company Stock Options and Company Share Appreciation Rights as of the Effective Time.

(b)         No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, however, that Parent or Merger Subsidiary may assign its rights, interests or obligations under this Agreement to any Subsidiary of Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder.

Section 11.07. Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the laws of the State of California shall govern with respect to the Merger.

Section 11.08. Jurisdiction.

(a)         Subject to Section 11.08(b) below, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action, and that any such Action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)         Each party to this Agreement acknowledges and irrevocably agrees (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources or any Affiliate thereof arising out of or relating to this Agreement or the Debt Financing Commitment or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal sitting in the Borough of Manhattan in the City and State of New York, and any appellate court from any thereof (it being understood and agreed that, notwithstanding the selection of such exclusive jurisdiction, the interpretation of “Material Adverse Effect” and whether there shall have occurred a “Material Adverse Effect” shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such state), (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court and (iii) to waive any right to trial by jury in respect of any such Action.

Section 11.09. WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 11.04(f), however, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary (A) to enforce the terms of the Debt Financing Commitment (including by demanding Parent and/or Merger Subsidiary to file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s, Holdings’ and Merger Sub’s rights thereunder) and (B) to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitments and to cause Parent and/or Merger Subsidiary to effect the Closing in accordance with Section 2.01, in each case, if and only if (a) all conditions in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 11.13, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Subsidiary of their respective representations, warranties, covenants or agreements contained in this Agreement), (b) the Debt Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 2.01(b) upon delivery of a drawdown notice by Parent, Holdings or Merger Subsidiary and/or notice from Parent that the Equity Financing will be funded at such date, (c) Parent and Merger Subsidiary fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.01(b), (d) the Company has confirmed in writing to Parent that all conditions set forth in Section 9.03 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 9.03 for purposes of consummating the Merger, and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing and the Equity Financing. For the avoidance of doubt, (y) in no event shall the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) and be paid the Parent Termination Fee; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 11.13 and the payment of all or any portion of the Parent Termination Fee, and (z) the Company’s right to seek specific performance pursuant to this Section 11.13 shall include the right of the Company to cause Parent and Merger Subsidiary to fully enforce the terms of the Equity Financing Commitments, including by requiring Parent and Merger Subsidiary to file one or more lawsuits against any Sponsor to fully enforce the obligations of such Sponsor under an Equity Financing Commitment. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TITAN PRIVATE HOLDINGS I, LLC

By:	/s/ Peter Berger
Name: Peter Berger
Title: Chairman

TITAN PRIVATE ACQUISITION CORP.

By:	/s/ Peter Berger
Name: Peter Berger
Title: Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

TEKELEC

By:	/s/ Ronald J. de Lange
Name: Ronald J. de Lange
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

PARENT KNOWLEDGE GROUP

1.        Frank Baker

2.        Peter Berger

3.        Jeff Hendren

ANNEX II

SURVIVING CORPORATION ARTICLES OF INCORPORATION

(see attached)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TEKELEC,

a California corporation

I

NAME

The name of the corporation is Tekelec (the “Corporation”).

II

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III

INITIAL AGENT FOR SERVICE OF PROCESS

The name in the State of California of the Corporation’s initial agent for service of process is CT Corporation System.

IV

CAPITALIZATION

The Corporation is authorized to issue only one class of shares of stock and the total number of shares which the Corporation is authorized to issue is 1,000.

V

LIMITATION OF DIRECTOR LIABILITY

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI

INDEMNIFICATION OF AGENTS

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporation Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporation Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporation Code.

VII

REPEAL OR MODIFICATION

Any repeal or modification of Articles V or VI by the shareholders of the Corporation shall not adversely affect the right or protection of a director or agent of this corporation existing at the time of such repeal or modification.

Dated: [—], 2011

[—], Incorporator